EXHIBIT 23.3
Consent of Independent Registered Public Accounting Firm
We consent to the reference to our firm under the caption “Experts” and to the use of our report dated March 23, 2007, with respect to the financial statements of CP Laughlin Realty, LLC included in the Registration Statement (Form S-4) and related Prospectus of Tropicana Entertainment, LLC for the registration of $960,000,000 of its 9 5/8% Senior Subordinated Notes due 2014.

/s/ Ernst & Young LLP
Cincinnati, Ohio
June 25, 2007